   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 14, 1998

                                                     REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  FORM S-8/S-3
                             REGISTRATION STATEMENT
(INCLUDING REGISTRATION OF SHARES FOR RESALE BY MEANS OF A FORM S-3 PROSPECTUS)
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 SYNOPSYS, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                     DELAWARE                                           56-1546236
             (STATE OF INCORPORATION)                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                            700 E. MIDDLEFIELD ROAD
                            MOUNTAIN VIEW, CA 94043
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

      EVEREST DESIGN AUTOMATION INC. 1997 STOCK OPTION/STOCK ISSUANCE PLAN
                 FOUNDER'S RESTRICTED STOCK PURCHASE AGREEMENTS
           EVEREST DESIGN AUTOMATION INC. NON-STATUTORY STOCK OPTIONS
                            (FULL TITLE OF THE PLAN)

                                AART J. DE GEUS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 SYNOPSYS, INC.
                            700 E. MIDDLEFIELD ROAD
                            MOUNTAIN VIEW, CA 94043
                                 (650) 962-5000
(NAME, ADDRESS, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                           THOMAS C. DEFILIPPS, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050
                                 (415) 493-9300

                        CALCULATION OF REGISTRATION FEE

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                                                   MAXIMUM         PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF SECURITIES                              AMOUNT TO BE       OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
TO BE REGISTERED                                REGISTERED(1)          PER SHARE             PRICE            REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value
  Issued under Restricted Stock Purchase
    Agree-
    ments of Everest Design Automation
    Inc. ..................................   441,180 shares(3)       $52.6875(2)        $23,244,671.25          $6,462.02
  Issued under the Everest Design
    Automation Inc. 1997 Stock Option/Stock
    Issuance Plan..........................   152,654 shares(3)       $52.6875(2)        $ 8,042,957.63          $2,235.94
  Issued under Everest Design Automation
    Inc. Non-Statutory Stock Options.......     22,059 shares         $52.6875(2)        $ 1,162,233.56          $  323.10
  To be issued under the Everest Design
    Automation Inc. 1997 Stock Option/Stock
    Issuance Plan..........................   111,357 shares(3)       $ 4.3200(4)        $  481,062.24           $  133.74
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         Total.............................     727,250 shares                           $32,930,924.68          $9,154.80
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

(1) For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into four subtotals.

(2) Computed in accordance with Rule 457(h) under the Securities Act. Such computation is based on the average of the high and low prices reported on the Nasdaq National Market on December 10, 1998.

(3) Certain of such shares are subject to vesting.

(4) Computed in accordance with Rules 457(h) and 457(i) under the Securities Act. Such computation is based on the weighted average exercise price of $0.29 per share covering authorized but unissued shares under Everest Design Automation Inc.'s 1997 Stock Option/Stock Issuance Plan.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

Synopsys, Inc.
700 East Middlefield Road
Mountain View, CA 94043
Telephone Number: (650) 962-5000

                                 727,250 SHARES

                                      LOGO

                                  COMMON STOCK

                            ------------------------

     These shares may be offered and sold from time to time by certain stockholders of the Company identified in this prospectus. See "Selling Stockholders." The selling stockholders acquired the shares on November 20, 1998 in connection with the acquisition by Synopsys, Inc. ("Synopsys") of Everest Design Automation Inc. ("Everest") pursuant to an Agreement of Merger and Plan of Reorganization by and among Synopsys, Tenzing Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Synopsys, and Everest, dated as of October 26, 1998 (the "Merger Agreement").

     The selling stockholders will receive all of the net proceeds from the sale of the shares. These stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. Synopsys will not receive any proceeds from the sale of the shares.

     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK.

     Synopsys' common stock is quoted on the Nasdaq National Market under the symbol "SNPS." On December 10, 1998, the last reported sale of the common stock was $51.625 per share.

                            ------------------------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                               December 14, 1998

                               TABLE OF CONTENTS

                                   PROSPECTUS

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                                                              PAGE
                                                              ----
Synopsys, Inc...............................................    3
Risk Factors................................................    3
Where to Find More Information About Synopsys...............    7
Information Incorporated by Reference.......................    7
Selling Stockholders........................................    9
Plan of Distribution........................................   10
Indemnification of Directors and Officers...................   12

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of Synopsys common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares.

     In this prospectus, unless indicated otherwise, "Synopsys," the "Company," "we," "us" and "our" refer to Synopsys, Inc. and its subsidiaries.

                          FORWARD LOOKING INFORMATION

     This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act of 1934 (the "Exchange Act"). Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. In addition, please review the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended September 30, 1997, and our quarterly reports on form 10-Q for the quarters ended July 4, 1998, April 4, 1998 and January 3, 1998, which reports are incorporated herein by reference and such section of any subsequently filed Exchange Act reports. In connection with forward-looking statements which appear in these disclosures, prospective purchasers of the shares offered hereby should carefully consider the factors set forth in this prospectus under "Risk Factors."

                                 SYNOPSYS, INC.

     Synopsys develops, markets, and supports electronic design automation ("EDA") products for designers of integrated circuits ("ICs") and electronic systems. Synopsys offers a range of design tools, verification tools and systems, design reuse products and physical design tools intended to improve designers' productivity by offering improved time to market, reduced development and manufacturing costs, and enhanced design quality of results when compared to earlier generations of EDA products. Synopsys also provides training, support and consulting services for its customers.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. The risk factors set forth herein reflect those risks known to management as of the date of this prospectus and which management believes could be material to our business, operating results and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. Such risk factors may change over time and may differ materially from those set forth herein. Prospective investors are cautioned to review, in addition to these risk factors, the risk factors contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q as well as the additional information contained in such reports and our other reports and filings with the Securities and Exchange Commission.

     If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statement as a result of a variety of factors, including those set forth in the following risk factors or elsewhere in, or incorporated by reference into, this prospectus.

POTENTIAL EARNINGS FLUCTUATIONS

     We attempt to plan our business to achieve quarter-to-quarter revenue and earnings growth. Achieving predictable revenue and earnings growth is difficult. Quarterly revenue and earnings are affected by many factors, including customer product demand, product license terms, the size of our backlog, and the timing of revenue recognition on products and services sold. The following factors could affect our revenues and earnings per share in a particular quarter or over several quarterly or annual periods:

     - Our orders are seasonal. Historically, our first fiscal quarter ending December 31 is our weakest, and may have a book-to-bill ratio below one.

     - Our products are complex, and before buying them potential customers spend a great deal of time reviewing and testing them. This is particularly true if they are new customers or current customers purchasing a new product or switching from a competitor's product. The sales cycle does not necessarily match quarterly periods, and if by the end of any quarter our sales force has not sold enough new licenses, our orders and revenues could be substantially reduced.

     - Like many companies in the software industry, we receive a disproportionate volume of orders in the last week of a quarter, and recognize a disproportionate amount of revenue in the last week of a quarter. In addition, the proportion of our business attributable to our largest customers is increasing. As a result, if any order, and especially a large order, is delayed beyond the end of a fiscal period, our orders and revenue for that period could be substantially reduced.

     - The accounting rules we are required to follow only permit us to recognize revenue when certain criteria are met. Orders for certain of the Company's products and services, including certain time-based product licenses, consulting services, and software support, yield revenue (or a significant portion thereof) over multiple quarters (often extending beyond the current fiscal year) or upon completion of performance rather than at the time of sale. In addition, in negotiating a purchase order with a customer, we may agree to terms that have the effect of requiring deferral of revenue in whole or in part. As a result, it may be difficult for us to convert orders, particularly those received late in a quarter, or backlog, to revenue in any given quarter. It is therefore possible for the Company to fall short in its revenue and/or earnings plan for a given quarter even while orders and backlog remain on plan.

COMPETITION

     The EDA industry is highly competitive. We compete against other EDA vendors, and with customers' internally developed design tools and internal design capabilities, for a share of the overall EDA budgets of our customers. Our competitors include companies that offer a broad range of products and services, such as Cadence Design Systems, Inc. ("Cadence"), Mentor Graphics, Inc. ("Mentor") and Avant! Corporation ("Avant!"), as well as companies, including numerous start-up companies, that offer products focused on a discrete phase of the IC design process. In order to remain successful against such competition, we must continue to enhance our current products and bring to market new products that address the increasingly sophisticated needs of our customers on a timely and cost-effective basis. We also will have to expand our ability to offer consulting services. The failure to enhance existing products, develop and/or acquire new products or to expand our ability to offer such services would have a material adverse effect on our business, financial condition and results of operations.

     Technology advances and customer requirements are fueling a change in the nature of competition among EDA vendors. Increasingly, EDA companies compete on the basis of "design flows" involving a broad range of products (including both logic and physical design tools) and services rather than on the basis of individual "point" tools performing a discrete phase of the design process. No single EDA company currently offers its customers industry-leading products in a complete design flow. We offer a wide range of logic design tools but currently offer a relatively limited range of physical design tools. In November 1998 we acquired Everest, a private company developing physical design software. We will need to develop or acquire additional physical design tools in order to offer a complete design flow. We are also attempting to expand our capacity to offer professional services, but for the foreseeable future will continue to have less capacity than Cadence to provide such services. The market for physical design tools is dominated by Cadence and Avant!, both of which are attempting to complete their design flows. Cadence recently acquired Ambit Design Systems, a private company offering synthesis and other logic design products, as well as certain physical design verification products from Lucent Technologies, both of which will increase the direct competition between Synopsys and Cadence. In addition, Cadence's acquisition of logic design products may lead to reductions in purchases of our logic design software by Cadence, which was one of Synopsys' ten largest customers in fiscal 1998. Avant! also recently acquired a private company offering logic synthesis software, which will increase the direct competition between Synopsys and Avant!.

SUCCESS OF NON-SYNTHESIS PRODUCTS

     Historically, much of the Company's growth has been attributable to the strength of its logic synthesis products. Opportunities for growth in market share in this area are limited, and synthesis revenues are expected to grow more slowly than our target for overall revenue growth. Synthesis and related "design creation" products account for approximately 45-50% of our revenue. As a result, in order to meet our revenue plan, non-synthesis design creation products, high level verification products and deep submicron products and our services business will have to grow faster than our overall revenue growth target.

     Our PrimeTime timing analysis, Formality formal verification, Module Compiler datapath synthesis and VCS Verilog simulation products are expected to be among the most important contributors to product revenue growth. These products have achieved initial customer acceptance, but we will only derive significant revenue from these products if they are accepted by a broad range of customers. Product success is difficult to predict. The introduction of new products and growth of a market for such products cannot be assured in a highly competitive environment like EDA. In the past we, like all companies, have had products that despite initial successes, have failed to meet our revenue expectations. Expanding our capacity to offer consulting services and our revenues derived therefrom will require us to recruit, hire and train a large number of talented people, and to implement management controls on bidding and executing on services engagements. The consulting business is significantly different than the software business, however, and as indicated by recent layoffs announced by Cadence in its service business, increasing consulting orders and revenue while maintaining an adequate level of profit can be difficult. There can be no assurance that the Company will be successful in expanding revenues from existing or new products at the desired rate or expanding its services business, and the failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

INTEGRATION OF ACQUIRED BUSINESSES

     We have acquired or merged with a number of companies in recent years, including EPIC Design Technology, Inc., Viewlogic Systems, Inc., Systems Science Inc. and Everest, and as part of our efforts to expand our product and services offerings we may acquire additional companies in the future. In addition to direct costs, acquisitions pose a number of risks, including potential dilution of earnings per share, problems of integrating the acquired products and employees into our business, the failure to realize expected synergies or cost savings, the drain on management time for acquisition-related activities, possible adverse effects on customer buying patterns due to uncertainties resulting from an acquisition, and assumption of unknown liabilities. While we attempt to review proposed acquisitions carefully and negotiate terms that are favorable to the Company, there is no assurance that any individual acquisition will have the projected effect on the Company's performance.

DEPENDENCE ON SEMICONDUCTOR AND ELECTRONICS BUSINESSES

     Our business has benefited from the rapid worldwide growth of the semiconductor industry. Purchases of our products are largely dependent upon the commencement of new design projects by semiconductor manufacturers and their customers. The outlook for the semiconductor industry for the remainder of calendar year 1998 and 1999 is uncertain, owing in part to adverse economic conditions in Asia and to potential slowing of growth in the United States. A number of the Company's customers have announced layoffs of their employees or the suspension of investment plans, and although the Company has not seen a significant drop-off in demand from these customers, their EDA budgets could be reduced, alone or as part of overall expense control efforts. In addition, there have been a number of mergers in the semiconductor and systems industries, which may reduce the aggregate level of purchases of our products and services by the merged companies. Slower growth in the semiconductor and systems industries, a reduced number of design starts, tightening of customers' operating budgets or continued consolidation among the Company's customers may have a material adverse effect on our business, financial condition and results of operations.

INTERNATIONAL EXPOSURE

     In fiscal 1998, international revenue accounted for 39% of our revenue, after accounting for 41% and 42% of our revenue in fiscal 1997 and 1996, respectively. We expect that international revenue will continue to account for a significant portion of our revenue in the future. As a result, the Company's performance may be negatively affected by changes in foreign currency exchange rates and changes in regional or worldwide economic or political conditions. In particular:

     - Revenue from sales in Japan during fiscal 1998 was adversely affected by the weakness of the yen against the dollar, overall weakness in the Japanese economy and the deferral of investments in semiconductor facilities and technology by Japanese companies. Continued weakness of the Japanese economy during fiscal 1999 is likely to adversely affect revenue from Japan during the year. The yen has recently strengthened, but the exchange rate for fiscal 1999 remains subject to unpredictable fluctuations. Renewed weakness of the yen could adversely affect revenue from Japan during fiscal 1999.

     - Significant declines in the value of the Korean won during fiscal 1998, and the subsequent economic crisis had a significant adverse affect on our business in Korea during the year, and is likely to continue to affect our orders and revenue from Korea in fiscal 1999. Declines in the currencies of other countries in the Asia Pacific region, particularly Taiwan, have also negatively affected the Company's sales in the region. Continued instability in Asian currency markets and weaknesses in Asian economies would continue to have an adverse effect on our orders and revenues from the Asia Pacific region.

RISKS OF JOINT DEVELOPMENT

     In February 1996, we entered into a six-year joint development and license agreement with IBM, pursuant to which the two companies agreed to develop certain new products. Joint development of products is subject to risks and uncertainties over and above those affecting internal development. During fiscal year 1997, the first joint product resulting from the alliance, PrimeTime, was introduced, and the parties agreed to terminate efforts to develop a product in one of the product areas covered by the Agreement. A second joint product is expected to be introduced in January 1999, and development of the fourth product to be developed under the agreement has been suspended. Synopsys and IBM are currently discussing the future of the alliance. There can be no assurance that joint development will continue, or that the products developed by the alliance will be successful.

NEED TO RECRUIT AND RETAIN KEY PERSONNEL

     Our success is dependent on technical and other contributions of key employees. We participate in a dynamic industry, with significant start-up activity, and our headquarters is in Silicon Valley, where skilled technical, sales and management employees are in high demand. There is a limited number of qualified EDA engineers, and the competition for such individuals is intense. Experience at Synopsys is highly valued in the EDA industry, and our employees are recruited aggressively by our competitors and by start-up companies. Our salaries are competitive in the market, but under certain circumstances, start-up companies can offer more attractive stock option packages. As a result, we have experienced, and may continue to experience, significant employee turnover. In addition, there can be no assurance that we can continue to recruit and retain key personnel. Failure to successfully recruit and retain such personnel could have a material adverse effect on our business, financial condition and results of operations.

POISON PILL PROVISIONS

     The Company has adopted a number of provisions that could have anti-takeover effects. The Board of Directors has adopted a Preferred Shares Rights Plan, commonly referred to as a "poison pill." In addition, the Board of Directors has the authority, without further action by its stockholders, to fix the rights and preferences of, and issue shares of, authorized but undesignated shares of Preferred Stock. This provision and other provisions of the Company's Restated Certificate of Incorporation and Bylaws and the Delaware General Corporation Law may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which the stockholders of the Company might otherwise receive a premium for their shares over then current market prices.

YEAR 2000

     Synopsys presently believes that we will not experience significant operational problems arising from the Year 2000 problem (i.e., the inability of certain computer programs to correctly process date information on or after January 1, 2000). However, if unforeseen Year 2000 issues arise with respect to Synopsys products, one or more important customers experiences Year 2000-related problems that interferes with their purchases of Synopsys products, or we are not able to identify and fix Year 2000 problems relating to the computer systems and software we rely on to run our business, we may experience a disruption in our business, which could have a material adverse impact on our business, financial condition and results of operations.

CHANGES IN FINANCIAL ACCOUNTING STANDARDS

     We prepare our financial statements in conformity with generally accepted accounting principles ("GAAP"). GAAP are subject to interpretation by the American Institute of Certified Public Accountants ("AICPA"), the Securities and Exchange Commission (the "SEC") and various bodies formed to interpret and create appropriate accounting policies. A change in these policies can have a significant effect on our reported results, and may even affect our reporting of transactions completed before a change is announced. Accounting policies affecting many other aspects of our business, including rules relating to software revenue recognition, purchase and pooling-of-interests accounting for business combinations, employee stock purchase plans and stock option grants have recently been revised or are under review by one or more groups. Changes to these rules, or the questioning of current practices, may have a significant adverse affect on our reported financial results or in the way we conduct our business.

     In addition, the preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the recorded amounts of assets and liabilities, disclosure of those assets and liabilities at the date of the financial statements and the recorded amounts of expenses during the reporting period. A change in the facts and circumstances surrounding these estimates could result in a change to the estimates and impact future operating results.

                 WHERE TO FIND MORE INFORMATION ABOUT SYNOPSYS

     We file special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

     This prospectus contains information concerning the Company and the sale of its Common Stock by the Selling Stockholders, but does not contain all the information set forth in the Registration Statement on Form S-8/S-3 (the "Registration Statement") which the Company has filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). Statements made in this Prospectus as to the contents of any referenced contract, agreement or other document are not necessarily complete, and such statement shall be deemed qualified in its entirety by reference thereto. The Registration Statement, including various exhibits, may be obtained upon payment of the fee prescribed by the SEC, or may be examined without charge at the SEC's office in Washington, D.C.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the selling stockholders sell all the shares. This prospectus is part of a Registration Statement we filed with the SEC. The documents we incorporate by reference are:

     (1) Synopsys's Annual Report on Form 10-K for the fiscal year ended September 30, 1997;

     (2) Synopsys's Quarterly Report on Form 10-Q for the quarter ended July 4, 1998;

     (3) Synopsys's Quarterly Report on Form 10-Q for the quarter ended April 4, 1998;

     (4) Synopsys's Quarterly Report on Form 10-Q for the quarter ended January 3, 1998;

     (5) Synopsys's Current Report on Form 8-K dated November 16, 1998 relating to fourth quarter results;

     (6) Synopsys's Current Report on Form 8-K dated December 19, 1997 for the acquisition of Viewlogic Systems, Inc.; and

     (7) The description of the Synopsys's Common Stock contained in the Company's Registration Statement on Form 8-A, No. 000-19807, filed on January 24, 1992.

     We also incorporate by reference all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement or this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043; the telephone number is (650) 962-5000.

                              SELLING STOCKHOLDERS

     None of the Selling Stockholders is an executive officer or director of Synopsys, and none of the Selling Stockholders beneficially owns, individually or in the aggregate, more than 1% of the outstanding Common Stock of Synopsys prior to this offering. In addition, except as set forth below, all of the shares of Common Stock beneficially owned by the Selling Stockholders were issued upon exercise of stock options or direct stock issuances granted under the Everest Design Automation Inc. 1997 Stock Option/Stock Issuance Plan (the "Plan"). Beneficial ownership calculations are determined in accordance with the Rules of the SEC and are based on 68,193,820 shares outstanding as of August 8, 1998 as adjusted to reflect the issuance of 1,392,399 shares of Common Stock in connection with the acquisition of Everest pursuant to the Merger Agreement (the "Acquisition"); in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock that are presently exercisable or that will become exercisable within 60 days of November 20, 1998 are deemed outstanding for such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The following table shows the names of the Selling Stockholders and the number of shares of Common Stock to be sold by them pursuant to this Prospectus.

                                                              NUMBER OF SHARES
                          NAME(1)                             BEING OFFERED(2)
                          -------                             ----------------
Robi Dutta(3)...............................................      220,590
Pravin Madhani(4)...........................................      220,590
Other Former Shareholders of Everest*.......................      174,713

TOTAL.......................................................      615,893

------------

* Consists of 16 employees and consultants of Everest who own an aggregate of 684,320 shares, constituting less than 1% of the outstanding shares of Common Stock of Synopsys.

(1) Synopsys issued such shares pursuant to the conversion of shares of the Common Stock of Everest ("Everest Common Stock") into shares of the Common Stock of Synopsys in connection with the Acquisition. Prior to the Acquisition, Everest had issued such stock under employee equity incentive restricted stock purchase agreements. Unless otherwise noted, each of these Selling Stockholders who were parties to the Everest restricted stock purchase agreements are currently employees of Synopsys.

(2) The number of shares offered pursuant to this offering does not include certain shares held in escrow by Synopsys pursuant to the terms of the merger agreement in connection with the Acquisition.

(3) Mr. Dutta was issued 245,100 shares of Common Stock pursuant to the conversion of his shares of Everest Common Stock into shares of Common Stock of Synopsys in connection with the Acquisition. Prior to the Acquisition, Mr. Dutta was issued shares of Everest Common Stock pursuant to a Founder's Restricted Stock Purchase Agreement.

(4) Mr. Madhani was issued 245,100 shares of Common Stock pursuant to the conversion of his shares of Everest Common Stock into shares of Common Stock of Synopsys in connection with the Acquisition. Prior to the Acquisition, Mr. Madhani was issued shares of Everest Common Stock pursuant to a Founder's Restricted Stock Purchase Agreement.

                              PLAN OF DISTRIBUTION

     Synopsys has been advised by the Selling Stockholders that they intend to sell all or a portion of the shares offered hereby from time to time in the Nasdaq National Market and that sales will be made at prices prevailing in the Nasdaq National Market at the times of such sales. As used herein, "Selling Stockholders" includes donees and pledgees selling shares received from a Selling Stockholder after the date of this Prospectus. The Selling Stockholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. Further, the Selling Stockholders may choose to dispose of the shares offered hereby by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if such broker acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     Synopsys has advised the Selling Stockholders that Regulation M promulgated under the Exchange Act may apply to sales in the market and has informed them of the possible need for delivery of copies of this Prospectus. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

     Upon Synopsys's being notified by the Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the Selling Stockholders, the commissions paid or discounts or concessions allowed by the Selling Stockholders to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

     Any securities covered by this Prospectus which qualify for sale pursuant to Rules 144 and 701 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be an "affiliate" of Synopsys, is entitled to sell within any three month period "restricted shares" beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in shares of Common Stock during the four calendar weeks preceding such sale, provided that at least one year has elapsed since such shares were acquired from Synopsys or an affiliate of Synopsys. Sales are also subject to certain requirements as to the manner of sale, notice and availability of current public information regarding Synopsys. However, a person who has not been an "affiliate" of Synopsys at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or other requirements of Rule 144, provided that at least one year has elapsed since such shares were acquired from Synopsys or an affiliate of Synopsys. In general, under Rule 701 as currently in effect, any employee, consultant or advisor of Synopsys who purchases shares from Synopsys in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell such shares in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144.

     There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered hereunder.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article X of Synopsys's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware Law.

     Article VII of Synopsys's Bylaws provides for the indemnification of officers, directors and third parties to the fullest extent permissible under Delaware Law, which provisions are deemed to be a contract between Synopsys and each director and officer who serves in such capacity while such bylaw is in effect.

     Synopsys has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

     Insofar as indemnification by Synopsys for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Synopsys pursuant to the provisions referenced in Prospectus or otherwise, Synopsys has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Synopsys of expenses incurred or paid by a director, officer, or controlling person of Synopsys in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Synopsys will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SYNOPSYS, INC.
                       REGISTRATION STATEMENT ON FORM S-8

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Commission:

     (1) Synopsys's Annual Report on Form 10-K for the fiscal year ended September 30, 1997;

     (2) Synopsys's Quarterly Report on Form 10-Q for the quarter ended July 4, 1998;

     (3) Synopsys's Quarterly Report on Form 10-Q for the quarter ended April 4, 1998;

     (4) Synopsys's Quarterly Report on Form 10-Q for the quarter ended January 3, 1998;

     (5) Synopsys's Current Report on Form 8-K dated November 16, 1998 relating to fourth quarter results;

     (6) Synopsys's Current Report on Form 8-K dated December 19, 1997 for the acquisition of Viewlogic Systems, Inc.; and

     (7) The description of the Synopsys's Common Stock contained in the Company's Registration Statement on Form 8-A, No. 000-19807, filed on January 24, 1992.

     All documents subsequently filed by Synopsys pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article X of Synopsys's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware Law.

     Article VII of Synopsys's Bylaws provides for the indemnification of officers, directors and third parties to the fullest extent permissible under Delaware Law, which provisions are deemed to be a contract between Synopsys and each director and officer who serves in such capacity while such bylaw is in effect.

     Synopsys has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     The issuance of the shares being offered by the Form S-3 resale prospectus were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with Synopsys, to information about Synopsys.

ITEM 8. EXHIBITS.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  5.1     Opinion of counsel as to legality of securities being
          registered.
 10.1     Everest Design Automation Inc. 1997 Stock Option/Stock
          Issuance Plan.
 10.2     Form of Stock Option Agreement under Everest Design
          Automation 1997 Stock Option/Stock Issuance Plan.
 10.3     Form of Everest Design Automation Inc. Founder's Restricted
          Stock Agreement.
 10.4     Form of Everest Design Automation Inc. Non-Statutory Option
          Agreement.
 23.1     Consent of counsel (contained in Exhibit 5.1).
 23.2     Independent Auditors' Consent.
 23.3     Independent Accountants' Consent.
 24.1     Power of Attorney (see page II-4).

ITEM 9. UNDERTAKINGS.

     A. Synopsys hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Synopsys hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Synopsys's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Synopsys pursuant to law, Synopsys's Certificate of Incorporation, Bylaws or indemnification agreements, Synopsys has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Synopsys of expenses incurred or paid by a director, officer or controlling person of Synopsys in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Synopsys will, unless in the opinion of its counsel the matter has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 14th day of December, 1998.

                                          SYNOPSYS, INC.

                                          By:      /s/ AART J. DE GEUS
                                            ------------------------------------
                                                      Aart J. de Geus
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aart J. de Geus and David Sugishita, and each of them, as his or her attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any amendments to this Registration Statement on Form S-8/S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                       SIGNATURE                                    TITLE                   DATE
                       ---------                                    -----                   ----
/s/ AART J. DE GEUS                                       Chief Executive Officer     December 14 1998
--------------------------------------------------------  (Principal Executive
Aart J. de Geus                                           Officer) and Chairman of
                                                          the Board of Directors

/s/ CHI-FOON CHAN                                         President, Chief Operating  December 14, 1998
--------------------------------------------------------  Officer and Director
Chi-Foon Chan

/s/ WILLIAM W. LATTIN                                     Executive Vice President    December 14, 1998
--------------------------------------------------------  and Director
William W. Lattin

/s/ DEBORAH COLEMAN                                       Director                    December 14, 1998
--------------------------------------------------------
Deborah Coleman

/s/ HARVEY C. JONES, JR.                                  Director                    December 14, 1998
--------------------------------------------------------
Harvey C. Jones, Jr.

/s/ A. RICHARD NEWTON                                     Director                    December 14, 1998
--------------------------------------------------------
A. Richard Newton

/s/ STEVEN C. WALSKE                                      Director                    December 14, 1998
--------------------------------------------------------
Steven C. Walske

/s/ DAVID SUGISHITA                                       Chief Financial Officer     December 14, 1998
--------------------------------------------------------  (Principal Financial
David Sugishita                                           Officer)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    EXHIBITS
                            ------------------------

                     REGISTRATION STATEMENT ON FORM S-8/S-3

                                 SYNOPSYS, INC.

                               DECEMBER 14, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               INDEX TO EXHIBITS

EXHIBIT                                                                SEQUENTIALLY
NUMBER                           DESCRIPTION                           NUMBERED PAGE
-------                          -----------                           -------------
    5.1  Opinion of counsel as to legality of securities being registered.
   10.1  Everest Design Automation Inc. 1997 Stock Option/Stock
         Issuance Plan.
   10.2  Form of Stock Option Agreement under Everest Design
         Automation 1997 Stock Option/Stock Issuance Plan.
   10.3  Form of Everest Design Automation Inc. Founder's Restricted
         Stock Agreement.
   10.4  Form of Everest Design Automation Inc. Non-Statutory Stock
         Option Agreement.
   23.1  Consent of counsel (contained in Exhibit 5.1).
   23.2  Independent Auditors' Consent.
   23.3  Independent Accountants' Consent.
   24.1  Power of Attorney (see page II-4).